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                           ASSET PURCHASE AGREEMENT

                                 by and among

                        HYDROGEL DESIGN SYSTEMS, INC.,

                               NOVATECH, INC.,

                                 JOHN ESSMYER

                                     and

                                JANICE ESSMYER

                         Dated as of February 6, 1997




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                           ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of February 6, 1997 by and among Hydrogel Design Systems, Inc., a Delaware corporation (the "Purchaser"), Novatech, Inc., a New Jersey corporation (the "Seller"), John Essmyer and Janice Essmyer (collectively, the "Shareholders").

                            W I T N E S S E T H :

         WHEREAS, the Seller is engaged in the business of manufacturing, marketing, selling and distributing products manufactured with Hydryogel (the "Business"); and

         WHEREAS,simultaneous with the execution of this asset purchase agreement(the "Agreement"), the Purchaser, Embryo and the Shareholders have executed an asset purchase agreement with Alternative Design Systems R & D Group, a New Jersey general partnership, (the "ADS Agreement") whereby pursuant to the terms of the two (2) aforementioned asset purchase agreements, all of the assets of the Business (as that term is defined herein and in the ADS Agreement) of Seller and ADS will be sold to the Purchaser, including, but not limited to, any and all formulas and methods of mixing and preparing Hydrogel products, as well as any and all applications, both consumer and medical, for Hydrogel whether presently in use or in development by the Seller and the Shareholders; and

         WHEREAS, the Shareholders are the owners of all the outstanding capital stock of the Seller; and

         WHEREAS, at the Closing (as hereinafter defined) the Seller will have good and valid title to all of the assets comprising the Assets free and clear of any liens or encumrances(as hereinafter defined) which are related to the conduct of the Business; and

         WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, the Assets, subject to the assumption by the Purchaser of certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined).


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         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Seller and the Purchaser hereby agree as follows:

                                  ARTICLE I

                     DEFINITIONS, PURCHASE OF THE ASSETS,
              ASSUMPTION OF ASSUMED LIABILITIES, PURCHASE PRICE

         1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         "Adjustment Date" has the meaning specified in Section 1.5(b).

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person; provided, however, that for purposes of Section 3.16, controlling or controlled shall be deemed to occur if any person holds or has the right to vote ten (10%) percent or more of the voting stock of such other Person.

         "Alternative Design" means Alternative Design Systems R & D Group, a New Jersey general partnership.

         "Assets" has the meaning specified in Section 1.2.

         "Assigned Contracts and Leases" means the unexpired leases and executory contracts (including without limitation, licenses and purchase orders) set forth on Schedule 3.14, unless indicated otherwise therein.

         "Assignment and Assumption Agreement" means an instrument substantially in the form of Exhibit A attached hereto.

         "Assumed Liabilities" has the meaning specified in Section 1.3.

         "Bill of Sale" means an instrument substantially in the form of Exhibit B attached hereto.


         "Business" has the meaning specified in the Recitals.



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         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

         "Claim Notice" has the meaning specified in Section 8.2(a).

         "Closing" has the meaning specified in Section 2.1(a).

         "Closing Date Balance Sheet" means a balance sheet dated as of the Closing Date prepared by an independent auditing firm reasonably acceptable to the Purchaser.

         "Code" has the meaning specified in Section 3.13.

         "Cash Payment" has the meaning specified in Section 1.5(a).

         "Due Diligence Period" has the meaning specified in Section 7.7.

         "Embryo" means Embryo Development Corp., a Delaware corporation.

         "Employment Agreement" has the meaning specified in Section 1.7.

         "Environmental Law" means any and all present federal, state, local and statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to (a) the protection of the environment, health or workers safety; (b) pollution or environmental contamination; or (c) the use, processing, distribution, generation, treatment, storage, recycling, transportation, disposal, handling, Release or threatened or potential Release of any Material of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets" means those assets of the Seller set forth on Schedule 1.1(a).

         "Extension Payment" has the meaning specified in Section 2.1(a).


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         "Fair Market Value" has the meaning specified in Section 1.5(b).

         "Governmental or Regulatory Body" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

         "Indemnified Party" has the meaning specified in Section 8.2.

         "Indemnifying Party" has the meaning specified in Section 8.2

         "Intangible Property" has the meaning specified in Section 3.7.

         "IRS" means the Internal Revenue Service.

         "Leases" has the meaning specified in Section 3.15.

         "Liabilities" has the meaning specified in Section 3.11.

         "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Loss" and "Losses" have the meanings specified in Section 8.1(a).

         "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (a) the business or the assets, operations, income, prospects or conditions (financial or otherwise) of the Seller or the transactions contemplated by this Agreement or (b) the ability of any of the Seller or the Shareholders to perform their respective obligations under this Agreement.

         "Material Agreements" has the meaning specified in Section 3.14.


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         "Material of Environmental Concern" shall have the same meaning as
"Hazardous Substances" as defined in the Lease Agreement.

         "Non-Assumed Liabilities" has the meaning specified in Section 1.4.

         "Novatech" means Novatech, Inc., a New Jersey corporation, also referred to as the Seller.


         "Permitted Liens" means (a) Liens for taxes not yet due and (b) the Liens set forth on Schedule 1.1(b).

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock Company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

         "Plan" means any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual, which is in the nature of
(a) an employee pension benefit plan (as defined in ERISA ss. 3(2)), (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)), or (c) an incentive, deferred compensation, or other benefit arrangement for employees, former employees, their dependents or their beneficiaries.

         "Product" has the meaning specified in Section 3.23.

         "Purchase Price" has the meaning specified in Section 1.5(a).

         "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

         "Purchaser Group" has the meaning specified in Section 8.1(a).

         "Real Estate Documents" has the meaning specified in Section 3.15.


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         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

         "Seller" has the meaning specified in the introductory paragraph of this Agreement.

         "Senior Management of the Seller" means any vice-president, director or officer of the Seller.

         "Shareholders" has the meaning specified in the introductory paragraph of this Agreement.

         "Shares" has the meaning specified in Section 1.5(a).

         "Tax" or "Taxes" mean all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, gross income, gross receipts, income, capital, excise, property (tangible and intangible), sales, transfer, value added, employment, payroll and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

         "Tax Report" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, or local governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on any of the Seller) or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "to the knowledge of the Seller" means to the best knowledge of the Shareholders and the Senior Management of the Seller.

         "Unaudited Balance Sheet" means the balance sheet of the Seller prepared in-house for the period ending December 31, 1997 and attached hereto as Exhibit E.

         "Unaudited Financials" has the meaning specified in Section 3.10(a).

         1.2 Purchase of the Assets. Subject to the terms and conditions set forth in this Agreement, the Seller agrees that,

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on the Closing Date, as defined herein, it shall sell, transfer, assign, convey and deliver to the Purchaser, and Purchaser agrees that, on the Closing Date, Purchaser shall purchase, acquire and accept from the Seller, all of the assets owned, used or held by the Seller to conduct the Business and as set forth on
Schedule 1.2, other than the Excluded Assets (said assets, together with all goodwill in connection with the Business, are hereinafter collectively referred to as the "Assets"), free and clear of all Liens other than Permitted Liens.

         1.3 Assumption by the Purchaser of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, Purchaser agrees that, on the Closing Date, Purchaser shall assume and thereafter pay, perform or discharge, as the case may be, the obligations and liabilities of the Seller outstanding on the Closing Date set forth on Schedule 1.3(the "Assumed Liabilities"). The Purchaser shall assume those insurance policies listed in Schedule 3.14(4) which are assumable and shall maintain such policies or shall obtain similar policies in similar amounts for a period of one (1) year from and after the Closing Date.

         1.4 Non-Assumed Liabilities. The Purchaser shall not assume nor be responsible for any liabilities or obligations of the Seller, other than the Assumed Liabilities (the "Non-Assumed Liabilities").

         1.5 Purchase Price for the Assets. (a) The consideration for the Assets shall be 150,000 shares of common stock, $.0001 par value per share, of Embryo Development Corporation, a Delaware corporation (the "Shares"), subject to adjustment as set forth in Section 1.5(b) below (collectively, the "Purchase Price"), which Shares shall bear a restrictive legend as required by the Securities Act of 1933, as amended. Such Shares shall vest in the Shareholders on the second anniversary date of the Closing (the "Vesting Date") only if the Purchaser has earned $500,000 in cumulative gross revenues derived from the sale of Products (as that term is defined herein) which are related to the conduct of the Business, during the two year period from the Closing Date to the Vesting Date(the "Vesting Period").

         (b) If on the Vesting Date the Fair Market Value(as hereinafter defined) of the Shares is less than $900,000, the Seller may demand that the Purchaser purchase all of the Shares, which must have vested in the Shareholders pursuant to Section


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1.5(a) above, and the Purchaser shall, except as otherwise prohibited by law, be obligated to purchase such Shares at an aggregate purchase price of $900,000, in either cash and/or marketable securities (which may be subject to a "lock-up"). The Shareholders must make their Put in writing and send it to the Purchasers in accordance with the procedures set forth in Section 10.3 below.

         1.6      Intentionally Omitted

         1.7 Employment Agreement. As additional consideration, at the Closing, the Shareholders shall each enter into an employment agreement with the Purchaser in substantially the form set forth in Exhibit D attached hereto (the "Employment Agreements").

         1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 1.8, which allocation shall be provided to the Seller and the Shareholders by the Purchaser no later than March 1, 1997 and shall be agreed as set forth in Section 7.9 hereof. Except as required by law, the parties hereby covenant and agree with each other that none of them will take a position on any Tax Return, before any taxing authority charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the negotiated allocation.

         1.9 Limitations on Assignment; Further Assurance. To the extent that the assignment of any Assigned Contract and Lease to be assigned to the Purchaser, as provided herein, shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. To the extent required, each of the Seller and the Shareholders agrees that it will use all reasonable efforts to obtain the written consent of other parties to all Assigned Contracts and Leases to the assignment thereof to the Purchaser. If any such consent is not obtained, each of the Seller and the Shareholders shall use all reasonable efforts to obtain the same and will cooperate with the Purchaser, as appropriate, in any reasonable arrangement designed by the Purchaser to provide the Purchaser, as appropriate, with the benefits hereunder and the Purchaser shall assume all correlative obligations to effectuate such arrangement.

                                  ARTICLE II


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                                   CLOSING

         2.1 The Closing. (a) Upon satisfaction of the conditions contained in
Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (New York City time) on February 6, 1997 (such date and time being referred to herein as the "Closing Date") at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022 or, at the agreement of the parties, at such other place as the parties may agree or by facsimile transmission, with the original signature pages to be held in escrow by the Seller's counsel, subject to written release by the Purchaser of the Purchaser's signature pages.

         (b) At the Closing, the Seller and/or the Shareholders shall execute and deliver or cause to be executed and delivered to the Purchaser, all documents and instruments necessary to transfer to the Purchaser, all of the right, title and interest of the Seller in and to the Assets, including, without limitation:

                      (i) the Assignment and Assumption Agreement, signed by the Seller;

                      (ii) a Bill of Sale, signed by the Seller;

                     (iii) An Assignment of a certain lease for real property
                  presently leased by the Seller and/or its related Company for the real property known as 319-321 Hackensack Street, Carlstadt, NJ; and

                      (iv) a legal opinion of the Seller's counsel and the
                  Shareholders' counsel as set forth in Section 2.2(d) hereof.

         (c)      At the Closing, the Purchaser shall:

                      (i) execute and deliver to the Seller the Assignment
                  and Assumption Agreement;and

                      (ii) assume the Assumed Liabilities and pay the
                  outstanding principal amount and all accrued and unpaid interest due in respect of the Seller's bank debt referred to in Schedule 1.1(b) hereto.


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         (d)      Intentionally Omitted.

         2.2      Additional Actions to be Taken on the Closing Date.

         (a) Closing Certificate of Seller. The Seller and the Shareholders shall have delivered to the Purchaser a certificate signed by the Seller and the Chief Executive Officer and the Chief Financial Officer of the Seller, as requested by the Purchaser, dated the Closing Date, stating (i) that no material adverse change has occurred in the condition (financial or otherwise), results of operations, business, performance or properties of the Seller since December 31, 1996, and (ii) all of the representations, warranties and covenants of each of the Seller and the Shareholders contained in this Agreement are true, complete and correct as of the Closing Date.

         (b) Liens. Each of the Seller and the Shareholders shall have satisfied and discharged all Liens on the Assets, except for Permitted Liens and provided the Purchaser with evidence of such satisfaction and discharge in form and substance satisfactory to the Purchaser.

         (c) Legal Opinions. The Purchaser shall have received the legal opinions of legal counsel to the Shareholders and the Seller in form and substance satisfactory to the Purchaser relating to the corporate standing and governance of the Seller.

         (d) Shareholder Consent. The Purchaser shall have received a consent to the transactions contemplated by this agreement signed by all of the shareholders of the Seller.

         (e) Compliance with Bulk Sales Act. The Seller and Shareholders shall provide Purchaser with evidence of compliance with applicable bulk sales/transfer laws and regulations in form and substance satisfactory to Purchaser.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF THE SELLER AND THE SHAREHOLDER

         SECTION 3. Representations and Warranties of the Seller and the Shareholder. The Seller and the Shareholders represent



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and warrant to the Purchaser as follows:

         3.1 Organization and Qualification. The Seller is a corporation validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted. The Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. The jurisdictions in which the Seller is so qualified are set forth on Schedule 3.1.

         3.2 Subsidiaries and Affiliates. Schedule 3.2 sets forth the name and jurisdiction of organization of each subsidiary of the Seller.

         3.3. Validity and Execution of Agreement. The Seller has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The stockholders and the board of directors of the Seller have each approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by the Seller. This Agreement and such other agreements and instruments have been duly executed and delivered by the Seller and each constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms.

         3.4. No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Seller of the transactions contemplated hereby will:
(a) violate or conflict with any of the provisions of the Articles of Incorporation or By-Laws or other organizational documents of the Seller; or (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon the Assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any contract, any


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order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Seller is a party or by which any of its property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the

Seller.

         3.5 Litigation. Except as set forth on Schedule 3.5, there are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Seller, or any of its securities, assets, properties or business is bound. Except as set forth on Schedule 3.5, there are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Seller have a Material Adverse Effect, nor, to the knowledge of the Seller, are there any facts which are likely to give rise to any such action, suit, claim, investigation or legal, administrative or arbitral proceeding.

         3.6 The Assets. The Seller owns outright and has good and marketable title (except for leasehold interests specifically set forth on Schedule 3.15) to all of the Seller's assets and properties (tangible and intangible), including, without limitation, all of the assets and properties (except capitalized leases) reflected on the Unaudited Financials, free and clear of any Lien, other than Permitted Liens. The Assets sold pursuant hereto constitute all of the assets necessary and appropriate for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted.

         3.7 Intangible Property. Schedule 3.7 sets forth all patents, trademarks, service marks, trade names, copyrights, logos and the like and franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights held or owned by running to or from the Seller relating to any of the foregoing that are necessary in connection with the Business (collectively, the "Intangible Property"), true and complete copies of which have been delivered or made available to the Purchaser. To the knowledge of the Seller, no patent, invention, trademark, service mark or trade name of any other

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Person infringes upon, or is infringed upon by, any of the Intangible Property and the Seller has not received any notice of any claim of infringement of any other Person with respect to any of the Intangible Property or any process or confidential information of the Seller, and the Seller does not know, after diligent investigation, of any basis for any such charge or claim. Except for the Intangible Property, no other intellectual property or intangible property rights are required for the Seller to conduct the Business in the ordinary course consistent with past practice. To the knowledge of the Seller, all of the permits, applications and licenses relating to the Intangible Property have been validly issued and any fees, relating to them have been fully paid by the Seller. The Seller has not received any notice or inquiry indicating, or claiming, that the manufacture, sale or use of any Product infringes upon the patent or other intellectual property rights of any other Person. Except as separately identified on Schedule 3.7, no approval or consent of any person is needed so that the interest of the Seller in the Intangible Property shall continue to be in full force and effect and enforceable by the Purchaser following the consummation of the transactions contemplated hereby.

         3.8 Inventory. The inventory of the Seller is or was, prior to the sale thereof, in good and merchantable condition and suitable and usable or saleable in the ordinary course of business, without mark-down or other discount (except such mark-downs and discounts as are consistent with the Seller's prior practices in the ordinary course of business), for the purposes for which intended. The Seller is not aware of any material adverse condition affecting the supply of inventory available to the Seller.

         3.9      Intentionally Omitted.

         3.10 Financial Statements. To the knowledge of the Seller, the unaudited balance sheet of the Seller as of December 31, 1996, and the related statement of income for the three (3) month period then ended, true and complete copies of which have heretofore been delivered to the Purchaser, fairly present the financial position of the Seller as at such date and the results of operations of the Seller for the three (3) month period then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby (subject to normal year end adjustments and the absence of footnotes) (the "Unaudited Financials").


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         3.11 Undisclosed Liabilities. To the knowledge of the Seller, except as disclosed on Schedule 3.11, the Seller does not have any, direct or indirect, indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise collectively, the "Liabilities"), that is not fully and adequately reflected or reserved against on the Unaudited Financials or covered in full by insurance. To the knowledge of the Seller, except as disclosed on Schedule 3.11, the Seller does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred since December 31, 1996 in the ordinary course of business (none of which is a liability for a breach of contract, breach of warranty, tort or infringement claim or lawsuit), none of which individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or (b)
Liabilities disclosed and reflected as liabilities on the Unaudited Financials.

         3.12 No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the Business, operations or condition (financial or otherwise) of the Seller, or in the assets, liabilities, net worth or properties of the Seller, and the Seller does not know of any such change that is threatened, or has there been any damage, destruction or loss which could have a Material Adverse Effect, whether or not covered by insurance.

         3.13 Tax Matters. Except as disclosed in Schedule 3.13, (a) all Tax Returns required to be filed with respect to the Seller have been duly filed and were in all material respects true, complete and correct and filed on a timely basis, (b) the Seller has paid all Taxes that are due, or claimed or asserted by the IRS or any Taxing Authority to be due from the Seller for the periods covered by such Tax Returns or Seller has duly and fully provided reserves adequate to pay all Taxes in the Unaudited Financials, (c) the Seller has complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Service Code of 1986, as amended (the "Code") and similar provisions under any other applicable laws) and the payment thereof over to the Taxing Authorities (d) the income Tax Returns of the Seller have not been audited or examined by any the Taxing Authority (including the IRS) for any


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period for which the applicable statute of limitations period has not yet expired and no statute of limitations for any such period has been extended.

         3.14 Contracts and Other Agreements. Schedule 3.14 sets forth all written agreements (and, to the knowledge of the Seller any oral agreement) and arrangements to which either the Seller is a party or by or to which the Seller or any of its assets or properties is bound or subject (collectively, the "Material Agreements").

         3.15 Real Estate. Schedule 3.15 sets forth a list and supplies descriptions of (a) all real property owned by the Seller; (b) all leases, subleases or other agreements (the "Leases") under which the Seller is lessor or lessee of any real property; (c) all options held by the Seller or contractual obligations on its respective part to purchase or acquire any interest in real property (as set forth on Schedule 3.15) and (d) all options granted by the Seller or contractual obligations on any such Persons' part to sell or dispose of any interest in real property (as set forth on Schedule 3.15) (collectively, the "Real Estate Documents"). All of the Real Estate Documents, true, correct and complete copies of which have been delivered or made available to the Purchaser, are in full force and effect and the Seller has not received any notice of any default hereunder, nor does the Seller anticipate any such notice of default. Except as separately identified on Schedule 3.15, no approval or consent of any person is needed for the Real Estate Documents to continue to be in full force and effect and such documents will not become unenforceable by the Purchaser following the consummation of the transactions contemplated by this Agreement.

         3.16 Transactions with Affiliates. Except as set forth on Schedule 3.16, no Affiliate of the Seller has: (a) borrowed money from or loaned money to the Seller which remains outstanding; (b) any contractual or other claim, express or implied, of any kind whatsoever against or by any Affiliate; (c) any interest in any property or assets used by any Affiliate in their respective businesses; or (d) engaged in any other transaction with any Affiliate (other than employment relationships).

         3.17 ERISA. (a) Except as set forth on Schedule 3.17, the Seller does not sponsor, or maintain, or have any obligation to contribute to, or have any liability under, nor is Seller


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otherwise a Party to, any Plan. None of the Plans is a "multiemployer" plan with the meaning of Section 3(37) of ERISA and none of the Plans is subject to Title IV of ERISA. Neither the Seller nor any ERISA Affiliate has ever participated in nor had an obligation to contribute to any "multiemployer plan" or any plan subject to Title IV of ERISA.

                  (b) With respect to each Plan, Seller has delivered to Purchaser, or will make available during the Due Diligence Period, to the extent applicable, a copy of (i) the plan document as currently in effect (or a written description of any Plan for which there in no plan document) and all relevant document related thereto, including but not limited to all current trust agreements, insurance contracts, investment management contracts and administrative service contracts, (ii) the three most recent annual reports (Form 5500 Series) filed with the Internal Revenue Service, together with all schedules, actuarial reports, accountant's statement and trustee reports, (iii) all IRS determination letters and pending IRS determination letters, (iv) the most recent summary of material modifications and other employee materials describing such plan; (v) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA; (vi) a schedule of participants who are no longer active employees (and the beneficiaries of such participants) listing the following: name, date of birth, date of hire, social security number and termination date; (vii) a particularized list of any claims for benefits with respect to which there is an unresolved dispute together with copies of any written appeal pertaining thereto; and (viii) a copy of all administrative forms utilized in the operation of the Plan, together with copies of all participant elections and beneficiary designations filed pursuant to the Plan.

                  (c) Each Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreement and in compliance with ERISA and the Code.

                  (d) Each Plan intended to qualify under Section 401(a) of the Code (as designated on Schedule 3.17) is so qualified and each trust maintained in connection with such Plan is tax-exempt under Section 501(a) of the Code.

                  (e) There are no pending or, to the knowledge of the Seller, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind by any court or governmental agency with respect to any Plan.

                  (f) No Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits or retirement benefits under any "employee pension plan" as that term is defined in Section 3 (2) of ERISA, or (ii) deferred compensation benefits accrued as liabilities on the Unaudited Financials.

                  (g) Neither a "prohibited transaction" within the meaning of ERISA Section 406 or Code Section 4975 nor any breach of a duty imposed by Title I of ERISA has occurred with respect to any Plan.

                  (h) With respect to each Plan that is a "group health plan" within the meaning of ERISA Section 607(l) and that is subject to Code Section 4980B, Seller and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

                  (i) Except as noted on Schedule 3.17, all contributions to, and payments from, any Plan that may have been required to be made in accordance with the Plan, or the Code or ERISA, have been timely made.

                  (j) Neither Seller nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included in the definition of Plan hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

         3.18 Employees. The Seller is not a party to, and there does not otherwise exist, any agreements with any labor organization, collective bargaining or similar agreement with respect to employees of the Seller.
Schedule 3.18 sets forth: (a) the name and current annual salary, including any bonus, if applicable, of all present officers and employees of the Seller whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $50,000 and (b) the names and titles of all officers of the Seller and of such trustee, fiduciary or plan administrator of each Plan of the Seller. All health and health related employee benefits and other costs have been paid or adequately reserved for on the Unaudited Financials. The Seller is in compliance in all material respects with its obligations under all Federal, state, and local statutes and ordinances, executive orders, regulations and common law governing its employment practices with respect to the Seller. To the knowledge of the Seller, there are no attempts being made to organize any employees presently employed by the Seller.

         3.19 Environmental Matters. The Seller is not in violation of, or delinquent in respect to, any Environmental Law which violation or delinquency would have a Material Adverse Effect and the Seller has obtained all permits, licenses and other authorizations required under the Environmental Laws.
Schedule 3.19, which shall be provided to the Purchaser by the Seller and the Shareholders no later than four (4) Business Days following the date of execution of this Agreement, lists all violations of, or delinquencies with respect to, any Environmental Law (i) within the twenty four (24) month period prior hereto and (ii) with respect to any such violation which remains uncorrected, within the period of ownership by the Shareholders of any shares of capital stock of the Seller. Schedule 3.21, which shall be provided to the Purchaser by the Seller and the Shareholders no later than four (4) Business Days following the date of execution of this Agreement, includes a list of all such permits, licenses and other authorizations.

         3.20 Insurance. Schedule 3.20 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, unemployment and other insurance held by or on behalf of the Seller. Such policies and binders are valid and enforceable in accordance with their terms in all material risks and liabilities to the extent and in respect of amount, types and risks insured, as are customary in the industries in which the Seller operates. The Seller is not in default with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 3.20, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability.

         3.21 Licenses and Permits. Schedule 3.21 , which shall be provided to the Purchaser by the Seller and the Shareholders no later than four (4) Business Days following the date of execution of this Agreement, sets forth a list of the governmental permits, licenses, registrations and other governmental consents (federal, state and local) which the Seller has obtained and which are necessary in connection with its operations and properties, and no others are required. All such permits, licenses, registrations and consents are in full force and effect and in good standing, and except as separately identified on Schedule 3.21, shall continue to be in full force and effect and in good standing following the consummation of the transactions contemplated by this Agreement. The Seller has not received any notice of any claim of revocation and to the knowledge of the Seller there is no event which might give rise to such a claim. Additionally, Seller and Shareholders hereby represent and warrant that its Business and facility have been registered with the Federal Food and Drug Administration (the "FDA") and that the Seller and the Shareholders agree to transfer such FDA registration to the Purchaser as soon as possible following the signing of this Agreement.

         3.22 Compliance with Laws. Except as set forth on Schedule 3.19, the Seller has complied in all respects with all applicable federal, state and local laws, regulations and ordinances or any requirement of any Governmental or Regulatory Body, court or arbitrator affecting the Business or the Assets the failure to comply with which could have a Material Adverse Effect on the Business or the Assets. Neither the Seller nor any of its representatives, agents, employees or Affiliates has made or agreed to make any payment to any Person which would be unlawful.

         3.23 Products. Except as disclosed on Schedule 3.23, there are no statements, citations or decisions by any Governmental or Regulatory Body that any product manufactured, marketed or distributed at any time by the Seller ("Product") is defective or fails to meet in any material respect any standards promulgated by any such Governmental or Regulatory Body. There have been no recalls ordered by any such Governmental or Regulatory Body with respect to any Product. There is no (a) fact relating to any Product that may impose upon the Seller (or the Purchaser upon consummation of the transactions contemplated hereby) a duty to recall any Product or a duty to warn customers of a defect in any Product, other than defects about which the Seller has issued appropriate and adequate warnings or (b) latent or overt design, manufacturing or other defect in any Product.

         3.24 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All statements, documents, certificates or other items prepared or supplied by the Seller or the Shareholders with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

         3.25 Survival. All of the representations and warranties of the Seller and the Shareholders contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         4.1 Organization and Qualification. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

         4.2 Validity and Execution of Agreement. The Purchaser has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The Board of Directors of the Purchaser has approved the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by the Purchaser. This Agreement and such other agreements and instruments have been duly executed and delivered by the Purchaser and each constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

         4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of the transactions contemplated herein will (a) violate or conflict with any of the provisions of its Certificate of Incorporation or By-Laws or other organizational documents; and (b) violate or conflict with any provision of any law, rule, regulation, order, judgment, decree or ruling of any court or federal, state or local Governmental or Regulatory Body applicable to the Purchaser.

         4.4 Survival. All of the representations and warranties of the Purchaser contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

         4.5 Disclosure. Article IV of this Agreement does not contain an untrue statement of a material fact or omit a material fact necessary to make the statements contained herein not misleading. All statements, documents, certificates or other items prepared or supplied by the Purchaser with respect to the transaction contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statement contained therein not misleading.

                                  ARTICLE V

                           RESTRICTIONS ON TRANSFER

         5.1 Legended Certificates. Seller and Shareholders understand and recognize that they must bear the economic risk of an investment in the Shares being acquired pursuant hereto for an indefinite period of time since such securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, therefore, cannot be sold unless they are either subsequently registered under the Securities Act or an exemption from such registration is available and favorable opinions of counsel in form and substance satisfactory to Purchaser to that effect are obtained. Seller and Shareholders are acquiring the Shares for investment purposes and not with a view towards distribution and acknowledges that the certificates representing the Shares shall bear the following restrictive legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL FOR EMBRYO DEVELOPMENT CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

                                  ARTICLE VI

                        COVENANTS PENDING THE CLOSING

         Section 6. Covenants of Seller and the Shareholder Pending the Closing. Each of Seller and the Shareholders hereby agree and covenant to Purchaser that prior to the Closing Date:

         6.1 The Seller's Operation of the Business Prior to Closing. Each of the Seller and the Shareholders agree that between the date of this Agreement and the Closing Date, the Seller will:

         (a) continue to operate the Business in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations,

rules, or orders, and will use its best efforts to preserve the Business and preserve the continued operation of the Business with its customers, suppliers, and others having business relations with Seller;

         (b) not assign, sell, lease, or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation;

         (c) maintain all of the Assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained; and

         (d) not (i) incur any liabilities (contingent or otherwise) outside of the ordinary course of business, (ii) sell pledge or hypothecate any capital stock (or securities exercisable or exchangeable for, or convertible into, shares of capital stock) of the Seller, or (iii) engage in any transaction which could adversely affect the transactions contemplated by this Agreement.

         6.2 Access to Premises and Information. At reasonable times prior to the Closing Date, Shareholders and Seller will provide Purchaser and its representatives, with the consent of the Seller (which consent shall not be unreasonably withheld or delayed), with reasonable access during business hours to the assets, titles, contracts, and records of Seller and furnish such additional information concerning the Business as Purchaser from time to time may reasonably request; provided that Purchaser and its representatives shall use all reasonable efforts to keep confidential from Seller's employees, the purpose of any such access.

         6.3 Employee Matters. Prior to the Closing Date, the Seller will not, without Purchaser's prior written consent, enter into any material agreement with its employees (or independent contractors), increase the rate of compensation or bonus paid, payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

         6.4 Change of Name. On or prior to the Closing Date, Seller and the Shareholders will take all action necessary or appropriate to permit Purchaser to legally commence use of the Seller's name on the Closing Date.

         6.5 Conditions and Best Efforts. The Seller and the Shareholders will use their respective best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of the Seller and the Shareholders under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this

Agreement and to consummate and complete this Agreement.

                                 ARTICLE VII

                     CONDITIONS PRECEDENT TO THE CLOSING

         Section 7.  Conditions Precedent to Purchaser's

Obligations. The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

         7.1 Representations, Warranties, and Covenants of Seller and Shareholder. All representations and warranties made in this Agreement by the Seller and the Shareholders shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, neither the Seller nor the Shareholders shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

         7.2 Licenses and Permits. Purchaser shall have received from Seller all licenses and permits from public authorities necessary to authorize the ownership and operation of the Business.

         7.3 Consents. Purchaser shall have obtained all necessary consents to assignments of all parties to material contracts with the Seller.

         7.4 Condition of the Business. There shall have been no material adverse change in the business, operations condition (financial and otherwise) or prospects of the Business since December 31 ,1996.

         7.5 Opinions of Counsel. The Seller and Shareholders shall have furnished Purchaser with opinions of counsel for the Seller and the Shareholders in form and substance reasonably satisfactory to Purchaser's counsel as described in Section 2.2(d). The Purchaser shall have furnished Seller and Shareholders with opinions of counsel for the Purchaser in form and substance reasonably satisfactory to Seller's and Shareholders' counsel.

         7.6 No Suits or Actions. At the Closing Date, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated thereby.

         7.7 Due Diligence Investigation. The Purchaser shall carry out such due diligence investigations, as it and its agents attorneys and auditors deem appropriate.

         7.8 Intentionally Omitted

         7.9 Delivery of Schedule 1.8 to the Seller and the Shareholders. The Purchaser shall have delivered to the Seller and the Shareholders, no later than March 1, 1997, a copy of Schedule 1.8, and the parties hereto shall have agreed upon the allocation of the Purchase Price set forth therein and annexed said Schedule to their respective counterparts of this Agreement.

         7.10 Delivery of Schedules 3.19 and 3.21 to the Purchaser. The Seller and the Shareholders shall have delivered to the Purchaser, no later than four
(4) Business Days following the date of execution of this Agreement, a copy of
Schedule 3.19 and Schedule 3.21 and the parties hereto shall have annexed said Schedules to their respective counterparts of this Agreement.

                                 ARTICLE VIII

                               INDEMNIFICATION

         8.1 Indemnification. (a) The Seller and the Shareholders agree to jointly and severally indemnify, defend and hold harmless the Purchaser and its respective shareholders, officers, directors, employees, and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Purchaser Group") from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to, (i) any inaccuracy in or any breach of any representation or warranty of any of the Seller or the Shareholders contained in Article III, (ii) any breach of any covenant or agreement of any of the Shareholders or Seller, in each case contained in this Agreement or in any other document contemplated by this Agreement and (iii) the conduct of the Business prior to the Closing.

         (b) The Purchaser agrees to indemnify, defend and hold harmless each of the Seller and its directors, officers, employees, and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to any breach of any covenant or agreement of the Purchaser contained in this Agreement or in any other document contemplated by this Agreement or the conduct of the Business by the Purchaser from and after the Closing Date.

         8.2 Method of Asserting Claims. The party making a claim under this
Article VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

         (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 8.2(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case. Whether or not such release is obtained, the Person whose consent is required may reasonably withhold consent if the proposed settlement would have a Material Adverse Effect on its business or properties.

         (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days of receipt of the Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         (c) So long as any right to indemnification exists pursuant to this
Article VIII, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                  ARTICLE IX


                    POST-CLOSING COVENANTS OF THE PARTIES

         9.1 Tax Matters. (a) The Seller and the Shareholders shall make available to Purchaser on demand such information as shall reasonably be requested by Purchaser to enable Purchaser to prepare and file timely its federal, state and local income Tax Returns and all forms, schedules and attachments related thereto.

         (b) The Seller shall treat (and shall not make any election inconsistent with treating) the transfers of the Assets to the Purchaser as a taxable sale.

         9.2 Non-Competition. The Shareholders and the Seller acknowledge that the Seller's ownership of the Assets and their respective operation of the Business has brought them in close contact with certain confidential affairs of the Business not readily available to the public, and the Purchaser would not purchase the Assets, but for the agreements and covenants of the Shareholders and the Seller contained in this Section 9.2. The Shareholders and the Seller shall not directly or indirectly, for a period of five (5) years following the Closing Date,(i) engage in any business which is, or becomes competitive with the Business, or (ii) become interested in any Person engaged in activities which is, or becomes competitive with the Business as a partner, officer, director, shareholder, principal, agent, trustee, consultant, lender or in any other relationship or capacity, except for investments by the Shareholders, the Seller or its Affiliates in securities traded on a national stock exchange or the over-the-counter market which do not exceed five (5) percent of the total outstanding shares of such securities, or (iii) take any action outside the ordinary course of business which could have a Material Adverse Effect on the Business, the Assets or the Purchaser following the Closing Date. If any court determines that this covenant, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         9.3 Confidentiality. From and after the Closing Date, the Shareholder and the Seller shall not disclose or furnish to any other Person, except to the extent required by law or by order of any court or governmental agency, (a) any information relating to the operations or financial status of any of the Seller, the Business or the Purchaser which is not specifically a matter of public record, (b) any trade secrets of the Business or the Purchaser or (c) the name, address or other information relating to any supplier of the Business or the Purchaser.


         9.4 Confidentiality of Information. In the event that the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated, each party shall return to the other all information, including without limitation customer lists, related to the other party or the other party's business obtained by such party from the other party or its representatives. In such event, each party acknowledges that all such information is the confidential proprietary, information of the other party and such party shall maintain such information in strict confidence and shall not use such information in any business dealings or disclose such information to any third party; provided however, that the restrictions contained herein shall not apply to information obtained by such party (i) from public sources or (ii) from individuals who are not thereby breaching the term of any confidentiality agreement with the other party or (iii) if required to be disclosed by law. The provisions of this Section 9.4 shall survive any termination of this Agreement.

         9.5 Non-Solicitation of Suppliers and Employees. In the event that the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated, the Purchaser shall not enter into any contract for supplies or induce any other person to enter into any such contract with any of the suppliers or vendors of the Seller whose names have been disclosed by the Seller to the Purchaser as part of the Seller's confidential information. In addition, the Purchaser hereby agrees not to hire or solicit the hiring of any employee or salesperson of the Seller for a period of three (3) years from the date hereof. The provisions of this Section 9.5 shall survive any termination of this Agreement.

         9.6 Closing Date Balance Sheet. Within thirty (30) days from and after the Closing, the Seller and the Shareholders shall deliver to the Purchaser the Closing Date Balance Sheet dated as of the Closing Date as set forth in Section
7.8 hereof.

                                  ARTICLE X

                                MISCELLANEOUS

         10.1 Sales and Transfer Taxes. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by the party responsible therefor under such laws and regulations, and, at the Closing, such shall deliver to the other parties either (a) proof of the payment of any sales tax assessed pursuant to such filings or (b) statements of no sales tax due, as the case may be. The parties agree to pay any and all transfer, sales or stamp taxes and any similar taxes or assessments imposed on the transfer of the Assets and the Assumed Liabilities in accordance with the terms of this Agreement, such taxes and assessments to be borne equally by (i) the Seller and the Shareholders, and (ii) the Purchaser; except that the Purchaser shall pay any applicable sales tax.

         10.2 Post-Closing Further Assurances. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Seller and the Shareholders will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the Purchaser, to put the Purchaser in actual possession and operating control of the Assets and the Business and to assist the Purchaser in exercising all rights with respect thereto.


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



         10.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telefaxed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) the succeeding business day after receipt, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) ten (10) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10.3):

                  If to Seller or Shareholders, to:

                           421 Hackensack Street
                           Carlstadt, NJ 07072
                           Attention: John and Janice Essmyer

                           Telephone Number (   ) ___________________
                           Telecopier Number (   )___________________

                  with a copy to:

                           Sanford Amdur, Esq.
                           201 Route 17 North
                           Suite 404
                           Rutherford, NJ 07070
                           Telephone Number (201) 935-8585
                           Telecopier Number (201) 935-7023


                           Eugene Gorrin, Esq.
                           625 Main Street
                           Hackensack, NJ 07601

                           Telephone Number (  ) ____________
                           Telecopier Number (  ) ____________

                  If to the Purchaser, to:

                           Hydrogel Design Systems, Inc.


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



                           750 Lexington Avenue
                           Suite 2750
                           New York, NY 10022

                           Attention: Matthew Harriton

                           Telephone Number (212) 355-8484
                           Telecopier Number (212) 980-6653

                  with a copy to:

                           Bernstein & Wasserman
                           950 Third Avenue
                           New York, NY  10022
                           Attn: Steven F. Wasserman, Esq.

                           Telephone Number (212) 826-0730
                           Telecopier Number (212) 371-4730

         10.4 Accounting Fees. Purchaser herein, pursuant to a mutual understanding by and among the parties, has agreed to incur and pay such professional accounting fees incurred by the Seller and/or Purchaser for purposes of this transaction, payable to the accounting firm of Bruce F. Minkoff, C.P.A. At the time of the Closing, such professional fees shall be paid for by Purchaser's remittance upon presentation of an invoice for these services rendered.

         10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

         10.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         10.7 Governing Law and Venue.  This Agreement shall be


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



governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. All parties hereby consent to the venue and jurisdiction of the courts, both federal and state, located in the State of New York, County of New York, for any disputes arising out of this Agreement.

         10.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

         10.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         10.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.11 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         10.12 Effect of Disclosure on Schedules. Any item disclosed on any Schedule shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

         10.13 Limited Recourse. In no event shall any Affiliate of the Purchaser or any officer, director or employee of any of them, have any liability to the Shareholders, the Seller or any shareholder or creditor of any of them pursuant to this Agreement



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or any of the transactions contemplated hereby.

         10.14 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         10.15 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         10.16 Brokers. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

         10.17 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a)  by mutual consent of Purchaser, the Shareholders and Seller;

         (b) by either Purchaser or Shareholders and Seller if the Closing has not occurred on or before February 28, 1997, subject to the provisions of
Section 2.1 hereof, unless the reason that the Closing has not occurred shall be the failure of the party seeking to terminate this Agreement to fulfill its obligations hereunder;

         (c) by either Purchaser or Shareholders and Seller if there has been a material misrepresentation or material breach on the part of the other party in the representations, warranties or covenants set forth in this Agreement which is not cured within ten (10) Business Days after such other party has been notified of the intent to terminate this Agreement pursuant to this clause (c); or

         (d) by either Purchaser or Shareholders and Seller if any legal proceeding is commenced or threatened by any Governmental


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




or Regulatory Body or other person directed against the consummation of the Closing or any other material transaction contemplated under this Agreement and Purchaser or Shareholders and Seller, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.


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




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           NOVATECH, INC.


                                           By: /s/ John Essmyer
                                               --------------------
                                               Name: John Essmyer
                                               Title: President

                                           HYDROGEL DESIGN SYSTEMS, INC.

                                           By: /s/ Matthew Harriton
                                               -------------------------
                                               Name: Matthew Harriton
                                               Title: President


                                               /s/ John Essmyer
                                               ------------------
                                                   JOHN ESSMYER


                                               /s/ John Essmyer
                                               -------------------
                                                   JANICE ESSMYER



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